Exhibit 4.10

LEAVE AND LICENSE AGREEMENT

THIS LEAVE AND LICENSE AGREEMENT (“Agreement”) made at Mumbai this     day of         2021, between:

Godrej & Boyce Manufacturing Company Limited (PAN: AAACG1395D), a company limited by shares incorporated under the Indian Companies Act, 1913 and presently governed under the provisions of The Companies Act, 2013, and having its registered office at Pirojshanagar, Vikhroli, Mumbai 400079 represented herein by its authorized signatory, Mr. Anup Mathew (hereinafter referred to as “Licensor” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its, successors-in-interest, administrators and assigns) of the ONE PART;

AND

WNS Global Services (P) Limited (PAN:AAACW2598L), a company incorporated under the provisions of the Companies Act 1956 having CIN U72200MH1996PTC100196 and having its registered office at Gate No 4, Plant 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai, Maharashtra represented herein by its authorized signatory, Mr. Sameer Nadkarni appointed vide Board Resolution dated February 13, 2020 (hereinafter referred to as “Licensee” which term shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its permitted assigns) of the OTHER PART.

“Party” shall mean and include the Licensor and Licensee individually and “Parties” shall mean and include both of them collectively.

WHEREAS:

A.

The Licensor has constructed a building known as 10GBD, Industrial Building No.10 (“Building”) upon the land parcel (“Land”) bearing Survey No.57(pt.) of Village Vikhroli corresponding to CTS No.7(pt.) and 67(pt.), lying being and situated at Pirojshanagar, Vikhroli, Mumbai 400079;

B.	The Licensor is the owner of and absolutely seized & possessed of and/or otherwise well and sufficiently entitled to the Building;

C.

The Licensee has approached the Licensor and represented that the Government of Maharashtra, has issued a certificate dated April 25, 2016 in favour of the Licensee inter alia evidencing the registration of the Licensee as an IT/ITES Unit under the relevant IT and ITES Policy, and the copy of the aforesaid certificate dated April 25, 2016 is annexed hereto and marked as Annexure-I;

D.

Further, the Licensee has requested to grant license for the period of five (5) years to use Net Usable Area of 84,429 sq. ft. being Ground floor, Upper Floor and Lower Ground floor (collectively, the “Licensed Premises”) of the Building, the details of the Licensed Premises are more particularly described in the Schedule-I hereunder written, and delineated in red colour on the Plan marked to scale, which is annexed hereto as Annexure-II, for the purpose of clarity, the term “Net Usable Area” shall mean the areas within the external walls on the designated floors, including column spaces and internal partitions, electrical room, AHU room, staircases, dedicated service area on floor and toilets, but shall exclude , ledges/ elevation feature, duct and external building features;

E.

The Licensor has acceded the request of the Licensee against payment of license fee, deposit of security deposit and on certain terms and conditions, as mutually agreed between the Parties and the Parties have now agreed to enter into this Agreement to record their mutual understanding, as recorded hereinafter.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants and promises contained herein and other good and valuable considerations, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be bound legally, agree as follows:

1.	RECITALS

1.1.	The recitals mentioned hereinabove, together with all the Schedules and the Annexures mentioned in this Agreement shall form an integral part of this Agreement.

2.	GRANT OF LICENSE FOR THE LICENSED PREMISES

2.1.

The Licensor hereby grants on a leave and license basis as a bare license (“License”) and the Licensee hereby takes as a bare license the Licensed Premises, subject to the other terms and conditions contained herein being fulfilled.

3.	LICENSE TERM

3.1.

It is agreed between the Parties that the license in respect of the Licensed Premises shall commence from February 16, 2021 (“License Commencement Date”) to the Licensee, and the license shall expire 60 months commencing from the License Commencement Date, i.e. on February 15, 2026 (“License Term”), unless terminated earlier in accordance hereof.

4.	LICENSE FEE

4.1.	The Licensee shall pay to the Licensor monthly compensation (“License Fee”), subject to TDS for the use and occupation of the Licensed Premises as under:

4.1.1.

Rs.67,47,956/- (Rupees sixty-seven lakhs forty-seven thousand nine hundred and fifty-six only) per month for the Licensed Premises, for the period commencing from February 16, 2021 upto completion of thirty-six (36) months of License Term.

4.1.2.

Rs.77,60,149/- (Rupees seventy-seven lakhs sixty thousand one hundred and forty-nine only) per month for the Licensed Premises, for the period commencing from February 16, 2024 upto completion of sixty (60) months of License Term.

4.2.

The License Fee shall be exclusive of the Goods and Service Tax (“GST”), charges for water and electricity, telecommunication costs, sewerage and garbage disposal costs and other utilities consumed by the Licensee in the Licensed Premises based on actuals, which the Licensee alone shall bear and pay during the License Term.

4.3.

The Licensee shall be entitled to deduct the applicable tax at source from the License Fee and the Licensee shall periodically issue to the Licensor TDS certificates for such deduction of tax at source.

4.4.	The License Fee shall be paid in advance in every calendar month.

4.5.

The monthly License Fee shall be paid by way of auto debit in advance on or before the 10th (Tenth) day of calendar month in which the License Fee falls due. In the event the 10th day of the calendar month is a non-working day; the License Fee shall be payable on the next working day.

4.6.

Upon failure on the part of the Licensee to pay the License Fee due within the stipulated time as provided hereinabove and unless the Licensor has extended such period, the Licensee shall be liable to pay the Licensor simple interest calculated @ 18% per annum from the due date of payment (or the date extended by the Licensor) until the date of payment.

4.7.	The Licensee shall be entitled to deduct the applicable tax at source from the License Fee and the Licensee shall periodically furnish to the Licensor certificates for such deduction of tax at source.

5.	SECURITY DEPOSIT PAYABLE UNDER THIS AGREEMENT

5.1.

As a security for the due observance and performance of all obligations undertaken by the Licensee hereunder, the Licensee shall deposit simultaneously with the execution of this Agreement and shall keep deposited with the Licensor, a sum of Rs. 4,04,87,735/- (Rupees four crore four lakh eighty-seven thousand seven hundred and thirty-five only) as an interest-free security deposit and shall deposit with the Licensor an additional sum of Rs. 60,73,160/- (Rupees sixty lakhs seventy-three thousand one hundred and sixty only) on or before February 16, 2024, aggregating to Rs. 4,65,60,895/- (Rupees four crore sixty-five lakh sixty thousand eight hundred and ninety-five only) (“Security Deposit”).

5.2.

It is expressly agreed by and between that, subject to the Licensee, peacefully removing itself and all its articles and effects from the Licensed Premises and ceasing to use the Licensed Premises and Parking Spaces:

5.2.1.

Fifty percent (50%) of the Security Deposit shall be refunded by Licensor to Licensee within fifteen (15) days from (a) the expiry of License Term or earlier termination thereof, in accordance with the terms of this Agreement; and (b) Vacating the Licensed Premises by the Licensee; and

5.2.2.

The balance fifty percent (50%) of the Security Deposit (“Retained Security Deposit”) shall be refunded by Licensor to the Licensee within 15 days upon (a) the Licensee reinstating the Licensed Premises to its normal condition (save and except normal wear and tear) to the satisfaction of the Licensor and (b) Licensee paying all the outstanding dues and payments to the Licensor or Licensor adjusting/ deducting any outstanding dues whatsoever, including but not limited to unpaid License Fee, electricity bills, telephone bills, water bills, any damages caused to the Licensed Premises and etc.

5.3.

In the event of delay in refunding the Retained Security Deposit to the Licensee by the Licensor for the reasons not attributable to the Licensee, the Licensee shall be entitled to receive refund of such amount together with interest thereon calculated at the rate of 18% per annum from the date it becomes due to refund till the actual date of refund.

6.	USE OF THE LICENSED PREMISES

6.1.

The Licensee has notice of the terms of the use of the Licensed Premises viz. IT and ITES as notified by the Directorate of Industries, Government of Maharashtra through the Joint Director of Industries (IT) and Development Commissioner Industries and/or as notified by the Software Technology Parks of India (STPI) an autonomous Society under Ministry of Information Technology, Govt. of India

6.2.

The Licensee undertakes that the Licensee shall use the Licensed Premises only for IT/ITeS purposes of its office and running its IT/ITeS business including but not limited to sales, operation of a contact centre, software development and various other information technology enabled activities. The business would be in the nature of IT/ITeS only.

6.3.	The entire Godrej Business District is a non-smoking zone and the Licensee shall ensure to maintain the same.

6.4.

The Licensee is entitled to keep all such equipment at the Licensed Premises as required for its business operations. The Licensee shall not store or keep or permit to store or keep any illegal goods, explosives or obnoxious, dangerous or inflammable material (except for such items that are necessary or integral to the management and/or running of the business of the Licensee subject to prior written approval by the Licensor) which may cause damage to the Licensed Premises or be in violation of any local laws, rules and regulations.

6.5.

Subject to seeking prior permission of Municipal Corporation of Greater Mumbai (“MCGM”) wherever applicable/ required, the Licensee shall be at liberty to install or fix additional fixtures in the Licensed Premises, including sun blinds, electrical fittings and installations, lights, fans, curtains, wooden or glass partitions, cabins, computers and allied equipment, word processors, fax, telephones, office equipment and other fittings, fixtures, office facilities and paraphernalia for its business activities at the costs, responsibilities and expenses of the Licensee alone, subject always that the Licensee shall not disturb, damage the exterior of Building and the Licensee shall be entitled and responsible to remove such additional articles or fittings installed or brought into the Licensed Premises while vacating the same on the expiry or sooner determination of this License or at any time during the subsistence of this license provided however that the Licensee shall make good to the Licensor all loss or damage caused to the Licensed Premises by the Licensee during such installation or removal.

6.6.

Subject to Licensee’s rights of use the Licensed Premises under the terms of this Agreement, the Licensee shall not do or suffer to be done anything else upon the Licensed Premises which may cause annoyance, damage, nuisance or disturbance to the owners or occupiers of any adjoining or neighboring property or building.

7.	MAINTENANCE, REPAIRS AND STRUCTURAL ALTERATIONS IN THE LICENSED PREMISES

7.1.

After the Licensee is permitted to use and occupy the Licensed Premises the Licensee, shall be entitled to carry out certain modifications in the Licensed Premises, excluding structural changes, subject to:

7.1.1.	the Licensee shall take the Licensor’s prior written permission for any non-structural repairs or maintenance work to be undertaken with regard to the Licensed Premises;

7.1.2.	the same shall be in accordance with the layout plan agreed between the architects nominated by the Licensor and the Licensee;

7.1.3.

adopting appropriate safety standards and requirements and more specifically in a manner that does not cause safety hazard to any of the Licensee’s employees, agents, contractors, sub-contractors or visitors;

7.1.4.

the Licensee shall erect appropriate safety barricades around the construction activity and the Licensor shall provide separate entrance for contractors, their agents, employees and workers to enter the Licensed Premises in such a manner as not to cause hindrance or nuisance to the Licensor;

7.1.5.

at no point of time shall the contractors, their agents, employees and workers use or cause to use the entrance to the Licensed Premises for personal movement or transfer of good/materials for carrying out fit-out activity.

7.2.

The Licensor shall be liable to repair and rectify at its own cost all major structural defects in the Licensed Premises provided that the same is not necessitated due to the negligence of the Licensee, whereas in case the structural defect is caused to the Licensed Premises due to the negligence of the Licensee then the Licensor shall be responsible to repair and rectify such structural defect in the Licensed Premises only subject to receiving the cost and expenditure of such repair and rectification from the Licensee, in advance before Commencement of such activity.

7.3.

The Licensee shall keep the interior (entire Operations and Maintenance) of the Licensed Premises, including the white washing, colour washing, floorings, doors, windows, shutters and glass thereof and the lavatories, water-closets and other conveniences forming part thereof including electric installations therein in clean and in good condition (reasonable wear and tear and damage by force majeure conditions excepted).

8.	INSPECTION OF THE LICENSED PREMISES

8.1.

The Licensee shall or its authorized representatives shall permit the Licensor, its office bearers, agents/representatives, from time to time, with a twenty-four hours prior notice or such shorter notice as may be required, to inspect the Licensed Premises 24×7.

8.2.	The Licensee agrees that during the inspection, the Licensor or its agents or representatives will need to be accompanied by representatives of the Licensee.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LICENSOR

9.1.	The Licensor makes the following representations, warranties and covenants:

9.1.1.	There is no charge, mortgage, encumbrance in relation to the Building.

9.1.2.	The Licensor is legally competent and duly authorized to enter into this Agreement.

9.1.3.

The Licensor represents and warrants that the Building in which the Licensed Premises is situated is in accordance with approved sanctioned plans. The Licensor has received all requisite approvals and permissions under the applicable laws which are essential for construction, occupation and usage of the Building in which the Licensed Premises is situated including fire safety laws and will keep all such approvals and permissions valid and existing throughout the License Term.

9.2.	The Licensor shall at all times have full charge and control over the Licensed Premises.

9.3.

Subject to compliance of all the terms of this Agreement and not in breach of any term thereof, the Licensee, its employees, clients, customers, suppliers, contractors, visitors, of all kinds, whatsoever, shall have unlimited and unobstructed access 24 hours of the day, seven days of the week and 365 days a year to the Licensed Premises and further for the purpose of ingress and egress use the designated entrances, corridors, passages inside and outside the Licensed Premises and use the driveway for vehicular access to the Licensed Premises, save and except during any maintenance or other such activity carried out by the Licensor.

9.4.

The Licensor shall provide the Licensee with open Car Parking space to be provisioned outside the Building as per Licensor’s discretion, the details and terms of usage of open car parking space is more particularly described in Schedule-II hereunder written. Any additional parking spaces would be granted at the sole discretion of the Licensor subject to availability and at additional charge.

9.5.

The Licensor shall keep the structure and exterior of the Licensed Premises and the drains, external and internal pipes thereof in good and substantial repair, order and condition and to keep in good repair and proper working order the installations therein for the supply of adequate water subject to availability, electricity and for sanitation and to do from time to time all heavy repairs such as may be occasioned by the falling of a wall, roof or any other part of the exterior of the Licensed Premises.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LICENSEE

10.1.	The Licensee makes the following representations, warranties and covenants:

10.1.1.

That the Licensee has passed a Board Resolution inter alia authorizing its representative to execute and to admit execution of this Agreement for the purpose of its registration before the Office of concerned Sub-Registrar of Assurances. The copy of Extract of the Board Resolution is Annexed as Annexure-III.

10.1.2.

The Licensee shall pay regularly, License Fee, applicable taxes and other utility charges, as specified herein and as may be payable, and on duly observing the terms and conditions of this Agreement, and subject to compliance of the aforesaid the Licensee shall become entitled to the quiet and peaceful enjoyment of the Licensed Premises during the License Term without any obstruction, interruption or disturbance by the Licensor.

10.1.3.

The Licensee shall ensure that it shall undertake only IT/ITeS activities as per the applicable policy of Government (State and/or Central) in the Licensed Premises during the License Term and shall further ensure that the Certificates issued by the relevant Authorities evidencing the registration of the Licensee as a IT/ITeS shall continue to remain valid and subsisting during the entire period of the License Term. The Licensee shall furnish the same to the Licensor within 7 working days from the date of its receipt.

10.1.4.

During the License Term, the Licensee shall maintain the Licensed Premises in good order as it was at the time of entering the Licensed Premises and shall not cause or suffer any damage to the same, subject to the normal wear and tear.

10.1.5.

The Licensee represents that it has procured all necessary permissions and approvals as are required to carry out its activities in the Licensed Premises, and shall be solely responsible and liable for the same. The Licensee covenants that in the event of the Licensee committing any act in contravention of the above provision, the Licensee shall be responsible and liable for the consequences thereof to the Licensor as well as the concerned Authorities and also under this Agreement.

10.1.6.

The Licensee shall not do or suffer to be done or omit to be done any, deed, matter or thing in or to the Building in which the Licensed Premises is situated or with regard to the staircase, lift or any passages or common areas and facilities in the Building in which the Licensed Premises is situated, which may be against the rules and regulations of the concerned Authorities.

10.1.7.

The Licensee shall not use or permit the usage of the Licensed Premises in a manner, which would diminish the value or utility of the pipes, cisterns and other common amenities provided inside and outside the Licensed Premises.

10.1.8.

The Licensee shall not use the space left in the vacant area(s) or set-back areas or land open outside the Building in a manner, which might cause hindrance for the free ingress to or egress from any part of the Building.

10.1.9.	The Licensee shall not allow the parking of any vehicle at any other place other than the designated car parking spaces allotted to the Licensee therein;

10.1.10.

If it is imperative that large packages or equipment have to be transported to the Licensed Premises, the same shall be done with due care without damaging the lobbies, staircases, lifts, common passages or any other structure or part of the Licensed Premises;

10.1.11.

The Licensee shall not use or permit the use of common passage(s), common staircase or common area for storage or in manner as to cause nuisance or obstructions to others or to affect the aesthetics of the Licensed Premises or any part thereof;

10.1.12.

The Licensee shall instruct all its employees, agents, subcontractors and such others not to throw or allow or suffer to be thrown any dirt, rubbish, cigarettes, in the area inside and outside the Building (which is a non-smoking Area) and or other refuse in any of the common areas of the Licensed Premises.

10.1.13.	To use the Licensed Premises only for IT/ITeS related activities and not for any other purpose.

10.1.14.

If the Licensee fails to observe any law, direction, order, notice or requirements of any Government or public body or Authority in respect of the use of the Licensed Premises by the Licensee, the Licensor shall be entitled to serve upon Licensee a written notice inter alia asking the Licensee to cure the defect, comply with such directions, order, notice or requirement within a period of 30 days, failing which the same shall be construed as breach of term of this Agreement.

10.1.15.

To peacefully cease to use and vacate the Licensed Premises to the Licensor at the end of the License Term or sooner determination thereof in good order and condition as is consistent with the covenants and conditions on the part of the Licensee herein contained.

10.2.	Provision of Municipal water supply at the Licensed Premises shall be made by the Licensor, subject to availability, and the charges for water consumption shall be borne and paid by the Licensee.

10.3.	General upkeep and maintenance of the areas around the Licensed Premises shall be made by the Licensee.

10.4.

The Licensee agrees to submit (i) prior to the signing of this Agreement a copy of its charter documents (MOA, AOA, and certificate of its incorporation) (ii) IT / ITES from the relevant authorities within 3 months from the date of this Agreement; (iii) prior to the signing of this Agreement, a certified true copy of the authorization from the Licensee authorizing the signatory to this Agreement to sign this leave and license agreement on behalf of the Licensee, (iv), a certificate from the statutory Auditors of the Licensee confirming its capital is greater than Rupees One Crore within 1 month from the date of this Agreement.

10.5.

The Licensee represents that there are no proceeding pending in any court of law, tribunal, or arbitration at the time of signing of this Agreement that will affect the performance of its obligations under this Agreement.

10.6.	The Licensee shall not be entitled to call back the Security Deposit in any manner other than provided for in this Agreement.

10.7.

The Licensee agrees that in the event at anytime during the term of this License, should the Licensor enter into a securitization agreement with any bank/ financial institution/ lender, the Licensee shall be bound to issue the License Fee cheques in full or in part in favour of the designated bank account of such bank/ financial institution/ lender, and for which the Licensor shall discharge the Licensee of its liability to pay the License Fee to the Licensor hereunder. The Licensee hereby agrees to sign any letter or document in this respect as reasonably required by the Licensor at the cost of the Licensor.

11.	THE LICENSEE NOT TO ASSIGN, TRANSFER, ETC.

11.1.

It is expressly agreed by and between the Parties that this Agreement and the license granted by the Licensor to the Licensee, is personal in nature to the Licensee and therefore, the Licensee shall not assign, transfer or sublicense this Agreement.

11.2.

This Agreement constitutes a non-transferable license to the Licensee, and the Licensee shall not permit any of its subsidiary company, group company and/or affiliates (who are in the same line of business as the Licensee) to use the Licensed Premises and/or to use the address of the Licensed Premises, without seeking prior written consent of the Licensor, which shall be at the sole discretion of the Licensor.

12.	LICENSORS’ RIGHT TO DEAL WITH LICENSED PREMISES

12.1.

The Licensor may at its discretion and in such manner as it may deem fit sell, alienate, transfer, create encumbrance, third party rights in respect of the Licensed Premises, provided that, such sale, transfer, alienation, encumbrance, third party rights in relation to the Licensed Premises shall not prejudice the rights of the Licensee under this Agreement.

12.1.1.

In the event of transfer of the Licensed Premises, the Licensor shall seek an acknowledgement in writing from the transferee(s), recognizing the Licensee as the licensee of the Licensed Premises for the remainder period of the License Term on the terms recorded in this Agreement;

13.	CORPORATE EVENT

13.1.

The Licensee covenants with the Licensor that, as soon as possible (but no later than fifteen (15) days from the date of occurrence of such Corporate Event as more particularly defined in Clause 13.2, the Licensee shall disclose the occurrence of a Corporate Event (defined hereinafter) and provide all the necessary documents, including the revised/ updated charter documents of the Licensee, to the Licensor upon the occurrence of such Corporate Event.

13.2.

The term “Corporate Event” shall include (i) any change in control or change in ownership of the Licensee, whereby any person (other than the current shareholders) acquires majority control or ownership of the Licensee, or (ii) an arrangement or reconstruction, whether by way of merger, demerger or otherwise of the Licensee, or (iii) any business acquisition of, or (equity or convertible debt) investment in of the Licensee or any other transaction having similar effect; in each case, which results (or may result) in change of ownership or shareholding or change of control or management of the Licensee, but does not include the following event:

WNS (Holdings) Ltd., Jersey (the Ultimate Holding Company) indirectly through its subsidiaries currently holds the total outstanding voting equity shares in the Licensee (Controlling Interest). In the event the Licensee undergoes a change in its ownership such that the Ultimate Holding Company no longer holds at least the Controlling Interest (being not less than fifty-one percent of the total outstanding voting equity shares) in the Licensee (whether directly or through its direct and indirect subsidiaries), then on occurrence of such an event, the Parties shall, execute and register a fresh leave and license agreement on the same terms and conditions for the remainder period of the License Term, within 30 days from the effective date on which the Ultimate Holding Company ceases to own at least the Controlling Interest in the Licensee (the Ownership Change Date).

13.3.

On receipt of information from the Licensee about the Corporate Event, Provided the Licensee continues to remain in the business of IT/ ITES, the Licensor may consider the credentials of the new management and control of the Licensee, and at their sole discretion, accede or decline, without ascribing any reasons thereof to the request of the Licensee to continue or to terminate the license hereby granted, i.e. the Licensor solely shall have the option either to accept the Corporate Event or to terminate this Agreement after serving upon the Licensee thirty (30) days written notice, and upon expiration of notice period of thirty (30) days, this Agreement shall automatically stand terminated and the provisions and consequences of termination, as enumerated in this Agreement, shall apply accordingly. It is clarified that the Licensee shall not have the right to terminate this Agreement on occurrence of the Corporate Event.

14.	TERMINATION

14.1.

Either Party shall be entitled to terminate this Agreement in the event of the other Party committing a breach of the terms and conditions contained in this Agreement to be observed and performed by such other Party by giving thirty (30) days advance notice in writing and if the other Party rectifies the breach and informs the non-breaching Party in writing about the same within the aforesaid notice period of thirty (30) days then such notice shall cease to be effective. However, if the defaulting Party is unable to rectify the breach within the aforesaid notice period of thirty (30) days then this Agreement shall, at the option of the non-defaulting Party stand terminated, and accordingly, the Licensee shall peacefully quit, vacate and cease to use the Licensed Premises within 30 days thereafter.

14.2.

Subject to what is stated in this Agreement, including in Article 13 (Corporate Event), Clause 13.3 (Consequences of Corporate Event), Article 15.1 (Cure Period Before Termination), Clause 21.1 (Force Majeure) and Article 22 (No Tenancy Rights), Licensee can terminate this Agreement by giving six (06) month’s advance notice in writing to the Licensor. The Parties clarify that the Licensee shall be liable to pay the License Fee during the notice period.

14.3.	The license and this Agreement can be terminated by the Licensor in terms of Clause 15.1 due to occurrence of any of the following event:

14.3.1.	Occurrence of Corporate Event;

14.3.2.	Termination or breach or default of IT/ ITES status of Licensee;

14.3.3.

Revocation/ withdrawal or modification of any license, approval, permission, authorisation or exception, due to which, the Licensee is unable to or unfit to, perform its obligations under this Agreement; or

14.3.4.

If the Licensee reduces its paid-up share capital from Rs.1,00,00,000/- (Rupees One Crore only) and fail to give an undertaking within fifteen (15) days of occurrence of such event, that the Licensee shall not claim any relief under the provisions of The Maharashtra Rent Control Act and/or any other applicable laws.

14.4.

Notwithstanding anything contained in Clause 14.3 above, it is hereby agreed and declared that if the Licensee passes a resolution for voluntary winding up or if it is unable to pay its debts or compromises with its creditors or if a receiver of its property is appointed or if a petition is filed under the Companies Act, 2013 for winding up of the Licensee is successful or if the Licensee does anything which renders it liable to be wound up or if the Licensee voluntarily or involuntarily becomes the subject of proceedings under any bankruptcy or insolvency law or on the Licensee being amalgamated or taken over by any other company, body corporate or business entity or if the Licensee takes or suffers any action for its re-organisation, liquidation or dissolution, then and in any of such events this Agreement shall ipso facto stand terminated and thereupon the Licensee or the person or persons or authority in whom the estate of the Licensee may be vested shall hand over charge of Licensed Premises to the Licensor forthwith, failing which the Licensor shall be entitled to re-enter the Licensed Premises or any part of the Licensed Premises and take charge of the Licensed Premises or any part thereof.

14.5.

On the last day of expiry or earlier termination of the License/ this Agreement, the Licensee shall peacefully vacate and cease to use the Licensed Premises in the same good order and condition which was, at the time when the Licensee entered into the Licensed Premises, subject to reasonable wear and tear attributable to normal use for the business of the Licensee.

15.	CURE PERIOD BEFORE TERMINATION

15.1.

Notwithstanding anything written elsewhere in the Agreement, if the Licensee commits a breach of any of the terms and / or covenants contained in this Agreement, including occurrence of event(s) as mentioned in Clause 14.3 and/or default in payment of License Fee and/ or other outgoings in terms of this Agreement for a consecutive period of thirty (30) days, then the Licensor shall be entitled to terminate this Agreement by serving a written notice of fifteen (15) days to cure such breach.

15.2.

In case of service of such notice by the Licensor upon the Licensee in terms of Clause 15.1, if, the Licensee fails to cure the defect/ breach before expiry of the written notice of fifteen (15) days, then, the License granted to the Licensee under this Agreement shall automatically stand terminated and the Licensee shall forthwith peacefully vacate and cease to use the Licensed Premises.

16.	CONSEQUENCES OF EXPIRATION OR SOONER TERMINATION

16.1.

Upon expiration or sooner termination of this Agreement as provided herein, the Licensee and its employees and representatives shall cease to enter upon, use or occupy the Licensed Premises, and the Licensee shall remove itself together with all its belongings and articles therefrom and thereupon, and the Licensor shall be entitled to enter upon the Licensed Premises or any part thereof and the Licensee shall not, in any manner, prevent or obstruct the Licensor from entering, using or allowing any third party to use, the Licensed Premises.

16.2.

If, for any reason whatsoever, upon the expiration or sooner termination of this Agreement as provided herein, the Licensee fails to vacate the Licensed Premises and / or fails to permit the Licensor to enter upon the Licensed Premises as stated in Clause 16.1 above, the Licensee shall be treated as a trespasser and for the unauthorised use and occupation of the Licensed Premises upon the expiration or sooner termination of this Agreement until the Licensee actually peacefully vacates the Licensed Premises and permits the Licensor to enter upon the Licensed Premises as stated hereinabove, and in such an event, the Licensee shall pay to the Licensor, double the amount of the License Fee last paid by the Licensee to the Licensor calculated on the daily basis plus all other taxes including GST, as may be applicable from time to time. The Parties clarify that the Licensee shall be liable to pay Rs.12,93,358/- (Rupees twelve lakhs ninety-three thousand three hundred and fifty-eight only) per day to the Licensor till the date of vacating the Licensed Premises peacefully towards liquidated damages, and that the aforesaid amount of liquidated damages is a pre-estimate of the loss that would be incurred by the Licensor due to the occurrence of aforesaid event of termination in the aforesaid manner.

16.3.

Without prejudice to the other rights and remedies under the applicable law or in equity against the Licensee for failure to vacate the Licensed Premises, the Licensor shall be entitled to deduct, from and out of the Security Deposit, the amount payable by the Licensee to the Licensor as set out in Clause 16.2 hereinabove for the unauthorised use and occupation of the Licensed Premises upon the expiration or sooner termination of this Agreement.

17.	TAXES

17.1.

Subject to what is stated in Clause 17.2, the Licensor shall, at all times during the License Term, pay the municipal rates, taxes, cesses, charges (as assessed / applicable under the MMC Act) as applicable (collectively, “Property Tax”) in respect of the Licensed Premises on March 31, 2015 as benchmark, and any further increase in Property Tax, if any, which may have increased on or after April 1, 2015 shall be borne by Licensee. For example:

17.1.1.

In case the rate of charging the Property Tax in relation to the Licensed Premises is Rs.100/- per sq. ft. per month upto March 31, 2015, and with effect from April 1, 2015, the rate of charging the Property Tax has been increased to Rs.150/- per sq. ft. per month, then, in that case, the Licensor shall be liable to pay and bear the Property Tax for the period prior to execution of this Agreement till the expiry of the License Term, at the rate of the Property Tax of Rs.100/- per sq. ft. per month, and the Licensee shall be liable to bear and reimburse the Licensor, Rs.50/- per sq. ft. per month being the rate of Property Tax charged/ chargeable in respect of the Licensed Premises with effect from April 1, 2015 till the expiry of the License Term.

17.1.2.

Further, in case of increment in the rate of charging the Property Tax in relation to the Licensed Premises to Rs.180/- per sq. ft. per month with effect from February 15, 2021, then, in that case, the Licensor shall be liable to pay the Property Tax at the rate of Rs.100/- per sq. ft. per month (applicable on March 31, 2015, being the benchmark date) till the expiry of the License Term or early termination, as the case may be, and the Licensee shall be liable to bear and reimburse the Licensor, Rs.80/- per sq. ft. per month being the rate of Property Tax chargeable in respect of the Licensed Premises with effect from February 15, 2021 till the expiry of the License Term or early termination, as the case may be.

17.2.

In case of any increment in the property taxes (as mentioned above) in relation to the Licensed Premises post the execution of this Agreement upto the expiry of the License Term, then the Licensee shall, within thirty (30) days from the date of demand from the Licensor, reimburse to the Licensor, such increased taxes. Further, in case any additional/ new tax, cess and/or levies charged/ imposed/ levied by any authority on the Licensor in respect of the Licensed Premises by virtue of Licensor granting license to the Licensee in respect of the Licensed Premises or any part thereof, then, the same shall solely be borne and paid by the Licensee on actuals.

17.3.

If the Licensor disputes the assessment made by the Municipal authorities in respect of such future increase in taxes in respect of the period covered by this Agreement, the Licensor may at its discretion adopt legal proceedings at its cost. However, in such proceedings, if the amount of taxes is required to be deposited with any authority as per law, the same will be paid by the Licensee to the Licensor upon furnishing the necessary documents to enable timely deposit of the same with such authority.

17.4.

The Licensee shall pay GST as applicable and any future taxes, duties, charges, cesses, rates and any other levies becoming payable by the Licensor to the statutory authorities which arise or accrue due to or related to the use hereto, the manner of use of the Licensed Premises by the Licensee, the business of the Licensee and/or calculated on the License fee or other charges (outgoings including maintenance) paid or payable by the Licensee to the Licensor shall be reimbursed and borne by the Licensee.

17.5.	Each Party shall bear and pay their respective income tax.

17.6.	The Licensee shall be liable to bear and pay the GST or any other taxes, present or future, in respect of the transaction herein recorded.

17.7.	Licensee will withhold taxes at appropriate rates from payments made to landlords as specified in Income Tax Law.

17.8.

GST at the prevalent rate and other applicable charges and levies, as may become due and payable from time to time (as per Applicable Laws), if applicable to such monthly License Fee, shall solely be borne and paid by the Licensee to the Licensor along with the monthly License Fee for the Licensed Premises. Further:

17.8.1.	The Licensor will raise invoice with all applicable GST and other applicable charges and levies.

17.8.2.	The Licensee shall make the payment against such invoice as per the terms of the Agreement, after deduction of applicable withholding tax prescribed under law.

17.8.3.	The Licensor shall fulfil all compliance requirements as required under and within the time limits specified in the GST Law.

17.8.4.

In case of mismatch of details reported in the GSTN portal by the Licensor, but excluding the cases where the non-payment of taxes / non-compliances / incorrect compliance by the Licensor are on account of any technical / operational glitches in the GSTN platform or they are because of any error happened at the end of Licensee, which results in denial of input tax credit accruing to the Licensee under the GST Law, the Licensor will take appropriate actions to rectify the mistake and to ensure that the Licensee gets the input tax credit in the subsequent months.

17.8.5.

If the Licensor does not rectify the mistakes within a reasonable period (not exceeding 60 days) even on appropriate notification by the Licensee, the Licensor shall indemnify the Licensee for the tax loss including penalties and interest.

18.	DISPLAY OF SIGN BOARD BY THE LICENSEE

18.1.

The Licensee may at its own cost put up sign boards at the entrance of the Licensed Premises with Size of the Signage not exceeding 2 mtrs. X 1 mtrs., indicating its name at the designated locations as specified by the Licensor which shall be communicated in advance, to the Licensor for its approval in writing. Such sign board should not cause any damage to the facade of the Licensed Premises and shall not contravene any local laws or regulations or practice.

18.2.	The Licensee in this regard shall comply with the requirements of applicable laws and regulations prescribed by the concerned authorities.

19.	INSURANCE COVERS FOR THE LICENSED PREMISES

19.1.	The Licensor and Licensee shall insure their respective assets.

19.2.	The Licensee shall insure or self-insure its own contents and fixtures in the Licensed Premises.

20.	INDEMNITY

20.1.

The Licensee shall indemnify and keep indemnified the Licensor against any damage, costs, charges, loss or expenses that may be caused to, suffered or incurred by the Licensor on account of the Licensee;

20.2.

In addition to the above, in the event the Licensee carries out any alteration, addition or modification or any other work of similar nature in the Licensed Premises, the Licensee shall indemnify and keep indemnified the Licensor against any damages, costs, charges, losses or expenses that may be caused to, suffered or incurred by the Licensor on account of such work being carried out in the Licensed Premises and also, against any claims, notices, suits, cases or litigation proceedings, that may be made or initiated, by the appropriate authorities or any other person against the Licensor on account of such work being carried out in the Licensed Premises, irrespective of whether the necessary approvals and/or permissions were obtained from the appropriate authorities by the Licensee with respect to such work in the Licensed Premises.

21.	FORCE MAJEURE

21.1.

If, at any time during the License Period, the Licensed Premises gets destroyed or damaged by Acts of God, fires, floods, severe droughts, explosion, riots, war, etc. or any reason, which is beyond the control of human beings, and not on account of any reasons attributable to the Licensee, such that the Licensed Premises become unfit for use due to destruction or damage for a continuous period of thirty (30) days (“Force Majeure”), then then Parties shall enter into bonafide discussions and if the Force Majeure event continues for a further period of thirty (30) days then, only in such an event, the Licensee shall have an option to terminate this Agreement by giving fifteen (15) days’ notice in writing to the Licensor and the Licensor shall, within fifteen (15) days of receipt of such notice, refund the Security Deposit in the manner enumerated in Clause 5.2.

21.2.

If the Force Majeure as envisaged in above Clause 21.1 persists beyond the period of thirty (30) days as stated above, the Licensee shall not be liable to pay the License Fee for the duration of the Force Majeure, however, the Licensee shall be liable to pay for the utilities so consumed by the Licensee in the Licensed Premises prior to and during the, period of Force Majeure.

21.3.	The Licensee shall not be responsible for any damage to the Licensed Premises caused due to force majeure conditions.

21.4.

However, if the Licensed Premises or any part thereof is destroyed or damaged on account of any negligence on the part of the Licensee, then, in that event, this Agreement shall not come to an end and the Licensee shall be bound and liable to continue to pay the License Fee and other charges, as enumerated in this Agreement, and shall also be liable and responsible, at its own cost and expense, to restore the Licensed Premises and/or any part thereof (as the case may be) which is so destroyed, in the same good order and condition, as it were at the time of entering into this Agreement.

22.	NO TENANCY

22.1.

Notwithstanding anything herein contained, it is hereby expressly agreed and declared that neither any tenancy rights nor any right or interest in the nature of tenancy or sub-tenancy nor any other interest in the Licensed Premises whatsoever except the permission to use the Licensed Premises as a bare License by this Agreement in favour of the Licensee.

22.2.

The Licensor shall be and deemed to be in the exclusive charge of the Licensed Premises, both de facto and de jure and that nothing herein contained shall amount or be deemed or construed to amount to a present demise, tenancy or a lease.

22.3.

The Licensee hereby declares that the Licensor has entered into this Agreement on the assurance hereby given by the Licensee that the Licensee or any other person claiming or deemed to claim under it has no intentions of claiming and will not claim any right to the Licensed Premises other than the permission hereby given to use the Licensed Premises as a bare License and the Licensee shall not claim any other right whatsoever in relation to the Licensed Premises.

22.4.

It is expressly agreed and declared that notwithstanding anything herein contained, in the event of any legislation, ordinance, proclamation, notification, judgment or order being passed, made or declared whereby this Agreement is to be treated as or is to be deemed to be an agreement of tenancy between the Licensor and the Licensee or any one of them are to be governed by the provisions of the Maharashtra Rent Control Act, 1999 or any statutory modifications or substitution thereof then in such event this Agreement shall come to an end on the day previous to the date on which the provisions of such legislation, ordinance, proclamation, notification or order came into force and effect and shall be null and void and the provisions in respect of the termination or revocation conditions herein shall mutatis mutandis apply.

22.5.

The Parties declare and confirm that this Agreement shall be conclusive evidence of the facts mentioned herein. The Licensee hereby agrees, declares and confirms that it shall not now or at any time in future contend that the terms and conditions of this Agreement and/or any other Agreement executed between the Parties hereto in relation to the Licensed Premises are in the nature of or create or intend to create any rights or interests other than a bare personal license notwithstanding any judgment order decision or decree, statutory or other notification, notice, finding or any interpretation thereof.

22.6.

In the event of the Licensee contending as stated in this clause that this Agreement creates any rights or interests other than that of a bare personal license, the Licensor shall be entitled to forthwith terminate this Agreement and the provisions in respect of the termination or revocation conditions herein and in any other contemporaneous documents shall mutatis mutandis apply without prejudice to the rights of the Licensor herein or otherwise in accordance with applicable law.

23.	GENERAL PROVISIONS

23.1.	Interpretation: In this Agreement, unless the context requires otherwise, the heading and bold typeface are only for convenience and shall be ignored for the purpose of interpretation.

23.2.

No right, title and interest: At no point of time will the Licensee or anyone on its behalf contend that this Agreement of License confers any right, title or interest of any nature whatsoever on the Licensee in respect of the Licensed Premises or any part thereof, other than bare License to use the Licensed Premises.

23.3.

Theft, loss, damage or destruction: The Licensor shall not be responsible or liable for any theft, loss, damage or destruction of any property/asset of the Licensee kept in the Licensed Premises and/or for any bodily injury to any person in the Licensed Premises and/or in the Factory Premises from any cause whatsoever.

23.4.

Notice: Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) when delivered in person (b) on the same date when dispatched by email, or (c) when received by a nationally recognised courier service or registered post and addressed to the Party to be notified at the address indicated below, or at such other address as such Party may designate by advance written notice to the other Party:

The Licensor:

Godrej & Boyce Mfg. Co. Ltd

Address:

Godrej & Boyce Mfg. Co. Ltd.

Pirojshanagar, Vikhroli (W)

Mumbai-400 079

Ph: 022-6796 2001

Attention: Mr. Anup Mathew

Sr. Vice President & Business Head – Godrej Construction

E-mail id: apm@godrej.com

The Licensee:

WNS Global Services (P) Limited

Address:

Gate No.4, Plant 10, Godrej & Boyce Complex,

Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai-400079

Ph: 022 6826 2173

Attention: Mumbai Site Lead

E-mail id: mumbai.facilities@wns.com, MumbaiSecurity@wns.com

23.5.	Amendments: Any term of this Agreement may be amended, only with the written consent of the Licensor, which shall be complete only if recorded in writing and signed by the both the Parties.

23.6.

Waiver: The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Licensor. Further, any relaxation or indulgence granted or shown to the Licensee by the Licensor shall not, in any way, prejudice the rights of the Licensor under this Agreement or under law and shall not, in any way, add or alter or amend or vary this Agreement or any part thereof.

23.7.

Entire Agreement: The Parties acknowledge, declare and confirm that this Agreement represents the entire Agreement between them regarding the subject matter hereof and supersedes any prior agreement or arrangement (oral or written), except those provisions and agreements which are expressly reserved to survive the execution of this Agreement and further no alterations, additions or modifications hereto shall be valid and binding, unless the same are reduced in writing and signed by both the Parties.

23.8.

Severability: In the event that any provision of this Agreement should be found to be invalid or illegal under the applicable law, such provision shall be deemed to be omitted to the extent of such invalidity or illegality, and the other provisions of this Agreement shall remain valid and in force and shall continue to govern the relationship between the Parties.

23.9.	Code of Business Ethics: Parties are committed to conducting their business free from any unlawful, unethical or fraudulent activity.

23.10.

Collaborative Drafting: The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the negotiations. Each Party has executed this Agreement voluntarily, after having received advice of their respective legal counsel, and have a full and free understanding of its terms, the contents of this Agreement and the rights and obligations affected hereby. Further, the Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and their respective legal counsel.

23.11.	Stamp duty, Registration Charge and other charges:

23.11.1.	The Parties shall be responsible under Section 55 of the Maharashtra Rent Control Act, 1999 or any other State Act for getting this Agreement duly registered within the stipulated period;

23.11.2.

The stamp duty, registration charges, notarisation charges (for notarising the photocopy of registered Agreement) and other ancillary charges payable on this Agreement shall be borne and paid solely by the Licensee; and

23.11.3.	Each Party shall bear and pay their respective Advocates and Solicitors costs.

23.12.

Duplicate: This Agreement shall be executed in duplicate. The original Agreement duly stamped and registered shall remain with the Licensor and the duplicate Agreement stamped with Rs.100/- shall remain with the Licensee.

23.13.	Governing Law: This Agreement shall be governed by, subject to and construed in accordance, with the laws of India and the Courts of Mumbai shall have exclusive jurisdiction.

23.14.	Intellectual Property Rights: Neither Party shall use the other Party’s logo or name for marketing or any other purposes without prior written approval of the other Party.

Schedule-I

(Description of the Licensed Premises)

Ground Floor, Upper Floor and Lower Ground Floor, aggregately admeasuring Net Usable Area 7,843.65 square meters equivalent to 84,429 square feet, situated in the Building known as 10GBD, Industrial Building No.10, Godrej Business District. The Licensed Premises is bounded by:

On North	:	Boundary wall of Godrej & Boyce Mfg. Co. Ltd.
On South	:	Internal road of Godrej & Boyce Mfg. Co. Ltd.;
On East	:	Internal road of Godrej & Boyce Mfg. Co. Ltd.; and
On West	:	Part of Plant 10 building belonging to Godrej & Boyce Mfg. Co. Ltd.

Schedule-II

(Details of Open Car Parking Spaces)

1.	Open Car Parking spaces shall be provided outside the Building No.10GBD. Charges for the Car Parks will be included in the License Fee.

2.	Two-wheeler parking is part of the aforesaid total Car Parking Spaces allotted.

3.	No separate two-wheeler Parking space to be provided.

4.

Any additional parking spaces may be granted at the sole discretion of the Licensor, subject to availability and subject to additional charges, other terms and conditions as may be decided by the Licensor.

[Execution Sheet is on the next page]

[Execution Sheet]

IN WITNESS WHEREOF the Parties have executed these presents (in duplicate) on the day and the year first herein above written.

Space for Photo

Signed & Delivered by the within named Licensor	)
Godrej & Boyce Manufacturing Company	)
Limited through its	)
Sr. Vice President and Business Head	)
Anup Mathew, authorised under	)
the Board Resolution dated December 5, 2014)
in the presence of	)
)
Space for Photo

Signed & Delivered by the within named Licensee	)
WNS Global Services (P) Limited	)
through its Sameer Nadkarni	)
authorised under the	)
Board Resolution dated February 13, 2020)
in the presence of	)
)

ANNEXURE-I

(Licensee’s IT Certificate)

सॉफ्टवेयर टेक्नोलॉजी पार्कस् ऑफ इंडिया
(भारत सरकार, संचार एवं सूचना प्रौद्योगिकी मंत्रालय, इलेक्ट्रॉनिकी और सूचना प्रौद्योगिकी विभाग के अन्तर्गत स्वायत्त सोसाइटी)
प्लॉट नं. पी १, राजीव गांधी इन्फोटेक पार्क एम. आय. डी. सी.-हिंजेवाडी, फेज-१, पुणे - ४११ ०५७
फोन नं.: + 91-20-22981000 / 22 / 23 फैक्स नं.: + 91-20-22932639 / 22981035

Software Technology Parks of India
(An autonomous society under Govt. of India, Ministry of Communications & Information Technology, Department of Electronics & Information Technology)
Plot No. P1, Rajiv Gandhi Infotech Park, MIDC, Hinjewadi, Phase-1, Pune - 411 057.
Tel.: + 91-20-22981000 / 22 / 23 Fax.: + 91-20-22932639 / 22981035
Email - info@mah.stpi.in URL : Website : www.mah.stpi.in

Ref. No.: STPIM/MUM/ESG/S/1271/WNS/LOP Merger/ 715 Date: 25/4/16

To,
M/s. WNS Global Services Private Limited,
Ground & 1st Floor, Plant No. 11, Phase II,
Industrial Building, Pirojshanagar, Vikhroli (West),
Mumbai – 400079, Maharashtra.

Sub: Merger of STP license of unit M/s. WNS Global Services Private Limited Unit-I & Unit-II with Unit-III.

Ref:
1. LOP Ref No: STPI/MUM/VIII(A)(935)/2002(08)/3559 dated 07.08.2002,
   Renewal of LOP (R-1) Ref. No. STPI/MUM/VIII(A)(935)/2002(08)/(PVG)/6575 dated 26.07.2007 &
   Renewal of LOP (R-2) Ref. No. STPI/MUM/VIII(A)(935)/2002(08)/5475 dated 01.08.2012 issued to Unit-I,
2. LOP Ref No: STPI/MUM/VIII(A)(965)/2002(12)/5574 dated 30.12.2002,
   Renewal of LOP (R-1) Ref. No. STPI/MUM/VIII(A)(965)/2002(12)/(SKA)/4389 dated 16.06.2008 &
   Renewal of LOP (R-2) Ref. No. STPI-MAH/M/EXIM/S/965/WNS/LOP-R/3567 dated 29.06.2013 issued to Unit-II,
3. LOP Ref No: STPI/MUM/VIII(A)(1260)/2006(02)/949 dated 08.02.2006,
   Renewal of LOP (R-1) Ref. No. STPI/MUM/VIII(A)(1260)/2006(02)/1176 dated 15.02.2011,
   Renewal of LOP (R-2) Ref. No. STPIM/MUM/ESG/S/A-1271/WNS/LOP-R(2)/10727 dated 03.02.2016 issued to Unit-III &
4. Your letter with ref no. Nil dated 21.03.2016 received on 23.03.2016 for Merger of LOPs.

Dear Sir/Ma'am,

With reference to your letter and the circumstances explained in the above mentioned letter, your request for Merger of STPI operations of M/s. WNS Global Services Private Limited: Unit-I & Unit-II with Unit-III, valid up to 30.04.2021, has been examined by this office.

Based on the Board Resolution, Performance Report, Undertaking etc. submitted by you, this office has no objection in approving the merger of LOPs of Unit-I & Unit-II with Unit-III as per existing provisions of FTP.

Subsequent to merger of LOPs, the LOP & Green Card of Unit-I & II, stands cancelled and withdrawn herewith. The green card of Unit-III holding LOP Ref. No. STPI/MUM/VIII(A)(1260)/2006(02)/949 dated 08.02.2006, Renewal of LOP (R-1) Ref. No. STPI/MUM/VIII(A)(1260)/2006(02)/1176 dated 15.02.2011 & Renewal of LOP (R-2) Ref. No. STPIM/MUM/ESG/S/A-1271/WNS/LOP-R(2)/10727 dated 03.02.2016 valid up to 30.04.2021 has been amended accordingly.

Hereafter the merger of LOPs, the anticipated export turnover is Rs. 221,890.46 Lacs in next 5 years period, according to your projection as below:

After the merger of LOPs following are the export Projections. (Rs. In Lacs)

1st Year (2016-17)	2nd Year (2017-18	3rd Year (2018-19)	4th Year (2019-20)	5th Year (2020-21)	Total
36,345.10	39,979.61	43,977.57	48,375.32	[illegible]	221,890.46

M/s. WNS Global Services Private Limited: Unit-III,
LOP ref. no. STPI/MUM/VIII(A)(1260)/2006(02)/949 dated 08.02.2006

Headquarters : New Delhi Offices : Mumbai ● Nagpur ● Nasik ● Aurangabad ● Kolhapur

After the merger of the LOPs you are allowed to import Capital goods worth of Rs. 7,169.35 Lacs and Indigenous goods worth of Rs. 4,486.00 Lacs.

You are also required to complete the necessary formalities with Customs & Central Excise departments.

This letter should be kept along with original LOP, renewals and amendments given by STPI.

Thanking You,

Yours Faithfully,

(Sanjay Kumar Gupta)
Director

Encl.: 1) Amended Green Card bearing Green Card Sr. No. P-1329, Green Card No. MIT/STPI-MUM/2011/1881 dated 15.02.2011 valid upto 30.04.2021.
2) Attested Proposed Plant & Machinery for Imported & Indigenous Capital Goods.

CC: 1) Jurisdictional Office of the Assistant Commissioner of Customs & Central Excise.
2) M/s. WNS Global Services Private Limited (Unit-I)
3) M/s. WNS Global Services Private Limited (Unit-II)

M/s. WNS Global Services Private Limited: Unit-III.
LOP ref. no. STPI/MUM/VIII(A)(1260)/2006(02)/949 dated 08.02.2006

LIST OF PROPOSED PLANTS & MACHINERY & CAPITAL EQUIPMENTS:

A. IMPORTED:

Sr. No.	Item Description	Qty	Estimated value Rs. In Lacs					Total
			Yr.1	Yr.2	Yr.3	Yr.4	Yr.5	
1.	Computers & Servers		286.77	286.77	286.77	286.77	286.77	1433.87
2.	Networking Equipments		286.77	286.77	286.77	286.77	286.77	1433.87
3.	Power Equipment		286.77	286.77	286.77	286.77	286.77	1433.87
4	Office Equipment		286.77	286.77	286.77	286.77	286.77	1433.87
5.	Miscellaneous		286.77	286.77	286.77	286.77	286.77	1433.87
		Total	1433.87	1433.87	1433.87	1433.87	1433.87	7169.35

Notes:

1. The above equipment will be required over a period of 5 years Based on the current projections.
2. The imported equipment is expected to be on Purchase/lease/loan basis or cost-free basis.
3. The above equipment mix may change depending upon the work Orders/contracts assigned to us by overseas customer.
4. The Imported Capital Goods obtained on loan/lease basis may be returned to overseas (either serviceable or defective) and may be replaced with similar/same or required equipment.

WNS Global Services Pvt. Ltd. Mumbai

Authorized Signatory.

सॉफ्टवेयर टेक्नोलॉजी पार्क्स ऑफ इंडिया पुणे

LIST OF PROPOSED PLANTS & MACHINERY & CAPITAL EQUIPMENT:

B. INDIGENOUS:

Sr. No.	Item Description	Qty	Estimated value Rs. In Lacs					Total
			Yr.1	Yr.2	Yr.3	Yr.4	Yr.5	
1.	Computers & Servers		179.44	179.44	179.44	179.44	179.44	897.20
2.	Networking Equipments		179.44	179.44	179.44	179.44	179.44	897.20
3.	Power Equipment		179.44	179.44	179.44	179.44	179.44	897.20
4	Office Equipment		179.44	179.44	179.44	179.44	179.44	897.20
5.	Miscellaneous		179.44	179.44	179.44	179.44	179.44	897.20
		Total	897.20	897.20	897.20	897.20	897.20	4486.00

Notes:

1. The above equipment will be required over a period of 5 years Based on the current projections.
2. The imported equipment is expected to be on Purchase/lease/loan basis or cost-free basis.
3. The above equipment mix may change depending upon the work Orders/contracts assigned to us by overseas customer.
4. The Imported Capital Goods obtained on loan/lease basis may be returned to overseas (either serviceable or defective) and may be replaced with similar/same or required equipment.

WNS Global Services Pvt. Ltd. Mumbai

Authorized Signatory

सॉफ्टवेयर टेक्नोलॉजी पार्क्स ऑफ इंडिया पुणे

ANNEXURE-II

(FLOOR PLAN)

ANNEXURE-III

(Copy of Extract of Licensee’s Board Resolution)

WNS

Extending Your Enterprise

CERTIFIED TRUE COPY OF THE CIRCULAR RESOLUTION PASSED ON THURSDAY, THE 13TH DAY OF FEBRUARY, 2020 BY THE BOARD OF DIRECTORS OF WNS GLOBAL SERVICES PRIVATE LIMITED ("the Company")

Revision of signatories authorized to sign, execute and register the Leave & License/Lease agreements for and on behalf of the Company

"**RESOLVED THAT** in supersession of any earlier resolutions passed in this regard, any one of the Directors or any one of Sanjay Puria, Gopi Krishnan, Milind Ghule, Rajesh Jadhav, Anupama Pai and Pushkar Gadkari, Authorized Signatories of the Company, be and is hereby severally authorized to sign various Lease / Leave and License agreements and such other agreements or documents as may be necessary to be signed and executed for business purposes including residential premises required for employees of the Company and representatives of the Company's clients or any modification thereof for and on behalf of the Company and to represent the Company before such authorities as may be required to register the said leave & license/lease agreements for the Company, for all global locations of the Company.

RESOLVED FURTHER THAT any one of the following officers, be and is hereby severally authorized to sign various Lease / Leave and License agreements and such other agreements or documents as may be necessary to be signed and executed for business purposes including residential premises required for employees of the Company and representatives of the Company's clients or any modification thereof for and on behalf of the Company and to represent the Company before such authorities as may be required to register the said Lease Leave & License agreements for the Company, for the locations specified as below:

Mumbai

1) Nilesh Kulkarni
2) Swapnil Niwendkar
3) Sandeep Manjrekar
4) Shailendra Sawant
5) Sameer Nadkarni

Gurgaon

1) Naresh Kishwan
2) Sahil Raina
3) Amit Kumar

Nashik

1) Umesh Bhope

Pune

1) Nilesh Jadhav
2) Yogesh Sable
3) Ashish Mane
4) Sachin Kulkarni

Bangalore

1) Ramesh Babu M
2) Vinaya Bhusana
3) Vetrivelu M

Chennai

1) Ramesh Babu M
2) Shabir P

WNS GLOBAL SERVICES PVT. LTD.

WNS Global Services Pvt. Ltd.
CIN No.U72200MH1996PTC100196
Registered Office
Plant 10, Gate No. 4, Godrej & Boyce Complex,
Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai 400 079, India www.wns.com
Tel +91 22 4095 2100
Fax +91 22 2518 8307

WNS
Extending Your Enterprise

Navi Mumbai	Thane	Trichy
1) Nilesh Kulkarni	1) Nilesh Kulkarni	1) Shabir P
2) Swapnil Niwendkar	2) Swapnil Niwendkar	
3) Sandeep Manjrekar	3) Sandeep Manjrekar	
4) Shailendra Sawant	4) Shailendra Sawant	
5) Sameer Nadkarni	5) Sameer Nadkarni	

Vizag	Noida
1) Ramesh Babu M	1) Naresh Kishwan
2) Selva Rajan	2) Sahil Raina
3) Tirumalesh Kulkarni	3) Amit Kumar

RESOLVED FURTHER THAT the Company do register the aforesaid Agreements with Sub-Registrar of Assurances or such other authority of respective locations and approach various other authorities including Stamp Duty offices for adjudication or such other purposes as may be required and that any one of the aforesaid Authorized Signatories be and is hereby further severally authorized to appear before such authorities and to sign and execute such applications, documents, papers as may be necessary to register the said agreements.

RESOLVED FURTHER THAT any one of the Directors or the Company Secretary of the Company be and is hereby severally authorized to furnish a certified true copy of this resolution."

Certified to be True
For **WNS Global Services Private Limited**

WNS GLOBAL SERVICES PVT LTD

Neelesh Bhise
Company Secretary
Date: February 13, 2020

WNS Global Services Pvt. Ltd.
CIN No. U72200MH1996PTC100196
Registered Office
Plant 10, Gate No. 4, Godrej & Boyce Complex,
Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai 400 079, India www.wns.com
Tel +91 22 4095 2100
Fax +91 22 2518 8307